Exhibit 99.1

For Immediate Release
Monday, June 10, 2019
Contact: Ryan Hornaday, EVP/CFO
rhornaday@emmis.com
Bob Sinclair
Bobs7272@gmail.com
512-409-0222

Emmis Reaches Agreement to Sell Controlling Interest in Austin Radio Cluster

Indianapolis…Emmis Communications Corporation (Nasdaq: EMMS) has announced an agreement to sell its 50.1% controlling interest in a partnership that owns and operates six Austin radio stations and two FM translators to its partner, Sinclair Telecable,  Inc., for $39.3 million, subject to customary prorations and adjustments.  Emmis and Sinclair have been partners since Emmis purchased its controlling interest in July 2003.  Sinclair Telecable is not in any way affiliated with Sinclair Broadcast Group, licensee of KEYE-TV in Austin.

Sinclair Telecable is headed by Bob and David Sinclair, who have owned radio stations in Austin since 1995. The company also owns and operates 7 FM, 2 AM, and 2 FM translators in Norfolk, Virginia and in the Sonoma County California wine country.

The Austin radio cluster includes eight station brands: KLBJ-AM, KLBJ-FM, Bob FM, La Zeta, Star 93.3, 101X, Austin City Limits Radio, and Latino 102.7.  The Austin cluster will be rebranded as Waterloo Media.

“It’s been a fabulous run in Austin, operating in one of America’s best radio markets with such a special team and winning culture,” said Emmis Chairman and CEO Jeff Smulyan. “I can’t say enough great things about the performance of our incredible team in Austin.  Our focus at Emmis now will be on transitioning to new areas of growth. I’m thrilled to say we didn’t need to look far to find a committed, well-known buyer who feels the same way about the Austin team.  The Sinclairs have been great partners and will undoubtedly take the operation to new heights.”

Bob Sinclair said, “David and I echo Jeff’s sentiments about the absolute excellence of our entire staff in Austin, from our VP/Market Manager Scott Gillmore, VP of Sales Bruce Walden, and VP of Programming Chase Rupe, to our advertising sales force, great on-air personalities, and all of our support people. The fact that the vast majority of our employees have been with the radio stations for many years is a credit to Jeff, his management team, and reputation that Emmis has had for decades. David and I are 100% committed to continuing the great community service that these stations have provided since their inception. We had the honor of being partners with Luci Baines Johnson and the LBJ Holding Company before Emmis and I would like to say how proud we have been to be associated with these heritage stations for so long.  I live in Austin and we look forward to many more years serving the Austin community and of course providing great advertising opportunities to businesses in this dynamic market.”

Exhibit 99.1

Moelis & Company LLC represented Emmis as exclusive financial advisor.

About Emmis Communications

Emmis Communications Corporation (Nasdaq: EMMS) owns 11 FM and 3 AM radio stations in New York, Austin (Emmis has a 50.1% controlling interest in Emmis’ 6 radio stations located there) and Indianapolis. Emmis owns a controlling interest in Digonex, which provides dynamic pricing solutions across multiple industries, as well as Indianapolis Monthly magazine.